   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 11, 1994

                                                      REGISTRATION NO. 33-
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                               ----------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                       UNDER THE SECURITIES ACT OF 1933

                               ----------------

                             M.D.C. HOLDINGS, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         DELAWARE                    6550                    84-0622967
     (STATE OR OTHER          (PRIMARY STANDARD           (I.R.S. EMPLOYER
     JURISDICTION OF              INDUSTRIAL           IDENTIFICATION NUMBER)
     INCORPORATION OR       CLASSIFICATION NUMBER)
      ORGANIZATION)

                               ----------------

                          3600 SOUTH YOSEMITE STREET
                                   SUITE 900
                            DENVER, COLORADO 80237
                                (303) 773-1100
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                EACH REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                               SPENCER I. BROWNE
                     PRESIDENT AND CHIEF OPERATING OFFICER
                             M.D.C. HOLDINGS, INC.
                          3600 SOUTH YOSEMITE STREET
                                   SUITE 900
                            DENVER, COLORADO 80237
                                (303) 773-1100
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:
           NESA E. HASSANEIN                         PARIS G. REECE III
 BROWNSTEIN HYATT FARBER & STRICKLAND, P.C.   VICE PRESIDENT AND CHIEF FINANCIAL
                 P.C.                                      OFFICER
        410 SEVENTEENTH STREET                       M.D.C. HOLDINGS, INC.
              22ND FLOOR                          3600 SOUTH YOSEMITE STREET
        DENVER, COLORADO 80202                            SUITE 900
                                                    DENVER, COLORADO 80237

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                        PROPOSED
                                         PROPOSED       MAXIMUM
 TITLE OF EACH CLASS OF                  MAXIMUM       AGGREGATE     AMOUNT OF
    SECURITIES TO BE     AMOUNT TO BE OFFERING PRICE OFFERING PRICE REGISTRATION
       REGISTERED         REGISTERED   PER UNIT (1)       (1)           FEE
- --------------------------------------------------------------------------------
8 3/4% Convertible
 Subordinated Notes due
 2005................... $28,000,000       100%       $28,000,000    $9,655.24
Common Stock, $.01 par
 value..................      --            --            (2)           (2)
- --------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee.
(2) This Registration Statement covers such presently indeterminable number of shares of Common Stock as may be issuable upon conversion of the Convertible Notes.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                             M.D.C. HOLDINGS, INC.

            CROSS-REFERENCE SHEET SHOWING LOCATION IN PROSPECTUS OF
              INFORMATION REQUIRED BY ITEMS IN PART I OF FORM S-3

                ITEM                             LOCATION IN PROSPECTUS
                ----                             ----------------------
 1. Forepart of Registration          Facing page; Outside front cover page
    Statement and Outside Front Cover
    Page of Prospectus
 2. Inside Front and Outside Back     Inside front and outside back cover pages
    Cover Pages of Prospectus
 3. Summary Information, Risk         Prospectus Summary; Risk Factors
    Factors, Ratio of Earnings to
    Fixed Charges
 4. Use of Proceeds                   N/A
 5. Determination of Offering Price   N/A
 6. Dilution                          N/A
 7. Selling Security Holders          Selling Security Holders
 8. Plan of Distribution              Plan of Distribution
 9. Description of Securities to be   Description of the Convertible Notes;
    Registered                          Description of Common Stock
10. Interests of Named Experts and    N/A
    Counsel
11. Material Changes                  N/A
12. Incorporation of Certain          Available Information; Incorporation of
    Information by Reference            Certain Documents by Reference
13. Disclosure of Commission          N/A
    Position on Indemnification for
    Securities Act Liabilities

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                 SUBJECT TO COMPLETION, DATED FEBRUARY 11, 1994

PROSPECTUS
                             M.D.C. HOLDINGS, INC.

                 8 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005

                                  ----------

  The Prospectus relates to the public offering by the Selling Security Holders (the "Selling Security Holders") of up to $28,000,000 principal amount of 8 3/4% Convertible Subordinated Notes due 2005 (the "Convertible Notes") of M.D.C. Holdings, Inc., a Delaware corporation (the "Company"). The Convertible Notes were originally issued in a private placement (the "Private Placement") on December 28, 1993 by the Company.

  The Convertible Notes are convertible at the option of the holder into Common Stock (as defined) of the Company, unless previously redeemed or repurchased, at any time prior to maturity at $7.75 per share, subject to adjustment in certain events. The Convertible Notes are redeemable, in whole or in part, at the option of the Company, at any time on or after December 15, 1998 at the redemption prices set forth herein, plus accrued interest to the redemption date. Interest on the Convertible Notes is payable semi-annually on June 15 and December 15, commencing June 15, 1994. The Convertible Notes are general unsecured obligations of the Company and are subordinated in right of payment to all present and future Senior Indebtedness (as defined) and effectively subordinated to all indebtedness and preferred stock of the Company's subsidiaries. See "Description of the Convertible Notes." The Common Stock of the Company is traded on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE") prices are reported under the symbol "MDC."

  Upon a Change of Control (as defined), holders of the Convertible Notes will have the right to require the Company to offer to repurchase their Convertible Notes at a price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase. The Company's obligation to make such repurchase is subject to its prior purchase of its 11 1/8% Senior Notes due 2003 (the "Senior Notes") under similar circumstances.

  The Selling Security Holders directly or through agents, dealers or underwriters may sell the Convertible Notes from time to time on terms to be determined at the time of sale. To the extent required, the specified Convertible Notes to be sold, the names of the Selling Security Holders, the respective purchase prices and public offering prices, the name of any agent, dealer or underwriter and applicable commissions or discounts with respect to a particular offering will be set forth in an accompanying Prospectus Supplement or, if appropriate, a post-effective amendment to the Registration Statement of which this Prospectus is a part. See "Plan of Distribution." Each of the Selling Security Holders reserves the sole right to accept or to reject, in whole or in part, any proposed purchase of its Convertible Notes.

  The Company will not receive any proceeds from this offering but, by agreement, will pay substantially all expenses of this offering, other than commissions and discounts of underwriters, dealers or agents. The Selling Security Holders, and any underwriters, dealers or agents that participate with the Selling Security Holders in the distribution of the Convertible Notes, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Convertible Notes purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Security Holders and for indemnification arrangements for underwriters.

  The Company has been advised by Friedman, Billings, Ramsey & Co., Inc. ("FBR"), the placement agent in the Private Placement, that FBR intends to make a market in the Convertible Notes offered hereby, but FBR is not obligated to do so and there can be no assurance that an active public market in the Convertible Notes will develop. The Company does not intend to list the Convertible Notes on any national securities exchange. The Company intends to list the shares of Common Stock issuable upon conversion of the Convertible Notes on the NYSE and the PSE.

  SEE "RISK FACTORS" FOR A DESCRIPTION OF CERTAIN RISKS INVOLVED IN THE PURCHASE OF THE CONVERTIBLE NOTES.

                                  ----------

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES  COMMISSION NOR  HAS  THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON  THE  ACCURACY OR  ADEQUACY OF  THIS  PROSPECTUS. ANY
         REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

              The date of this Prospectus is                , 1994

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act, with respect to the Convertible Notes and the Common Stock into which the Convertible Notes are convertible. For the purposes hereof, the term "Registration Statement" means the original Registration Statement and any and all amendments thereto. This Prospectus does not contain all of the information set forth in the Registration Statement and the schedules and exhibits thereto, to which reference hereby is made. Each statement made in this Prospectus concerning a document filed as an exhibit to the Registration Statement is qualified in its entirety by reference to such exhibit for a complete statement of its provisions.

  The Company is subject to the informational reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected, without charge, at the public reference facilities of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at its regional office at 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. Any interested party may obtain copies of such materials at prescribed rates from the Public Reference Section of the Commission at its principal office at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York and the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  This Prospectus incorporates by reference documents which are not presented herein or delivered herewith. Copies of any such documents filed by the Company, including exhibits to such documents, are available upon request, and without charge, from M.D.C. Holdings, Inc., 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237, Attention: Paris G. Reece III, Vice President and Chief Financial Officer (telephone (303) 773-1100).

  The following documents, which have been filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus:

   (i)  Annual Report on Form 10-K for the fiscal year ended December 31, 1993;

  (ii)  Current Report on Form 8-K dated January 11, 1994; and

  (iii) Proxy Statement dated May 14, 1993 relating to the 1993 Annual Meeting of Stockholders.

  All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Convertible Notes shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is modified to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere or incorporated by reference in this Prospectus. References herein to "MDC" or the "Company," unless otherwise indicated, refer to M.D.C. Holdings, Inc. and its subsidiaries.

                                  THE COMPANY

  The Company is a national home builder with major operations in Colorado, northern Virginia and suburban Maryland (collectively "Mid-Atlantic") and northern California, and smaller operations in Arizona, Nevada and southern California. Principally through HomeAmerican Mortgage Corporation ("HomeAmerican"), a wholly-owned subsidiary, the Company originates mortgage loans for its home buyers and for others. HomeAmerican also purchases loans originated by unaffiliated loan correspondents. To a substantially lesser extent, the Company owns and manages portfolios of mortgage-related assets.

  In its home building segment, the Company's strategy is to build quality homes at affordable prices. The Company, as the general contractor, supervises the development and construction of all of its projects and employs subcontractors for site development and home construction. The Company emphasizes the building of single-family homes generally for the first-time and move-up buyer. Homes are constructed according to basic designs based on customer preferences in the location in which they are built. Single-family homes are built and sold by the Company's subsidiaries using the name Richmond American Homes and Richmond Homes.

  HomeAmerican is a Federal Housing Administration, Veterans Administration, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation authorized mortgage loan originator. Substantially all of the mortgage loans originated by HomeAmerican are sold to private investors. HomeAmerican initially retains the right to service these mortgage loans selling the servicing at a later date, usually in bulk.

  The Company's asset management operations (collectively, the "asset management segment"), among other things, enable MDC to (i) manage the day-to-day operations of two national securities exchange-listed real estate investment trusts; (ii) own interests ("CMO Ownership Interests") in issuances of collateralized mortgage obligations ("CMO bonds"); and (iii) own interests in various other investments. The Company currently does not expect to acquire additional CMO Ownership Interests in the future, except to the extent attractive opportunities may be identified. As a result, future income from the asset management segment primarily will be dependent on management fees.

  The Company is a Delaware corporation originally incorporated in Colorado in 1972. The principal executive offices of the Company are located at 3600 South Yosemite Street, Suite 900, Denver, Colorado 80237, and its telephone number is
(303) 773-1100.

                                  RISK FACTORS

  See "Risk Factors" for a discussion of certain risks involved in the purchase of the Convertible Notes.

                                  THE OFFERING

  Issue................. Up to $28,000,000 principal amount of 8 3/4% Convertible
                         Subordinated Notes due 2005 (the "Convertible Notes"). The
                         Convertible Notes were privately placed initially and the
                         proceeds received by the Company were used to, among other things, repay certain indebtedness and for general
                         corporate purposes. The Convertible Notes offered hereby
                         are being offered for sale by the Selling Security
                         Holders, and the Company will not receive any part of the
                         proceeds from the sale thereof. The indenture governing
                         the Convertible Notes (the "Convertible Notes Indenture")
                         permits the issuance of up to $50,000,000 principal amount of Convertible Notes (including the $28,000,000 of
                         Convertible Notes offered by this Prospectus). See
                         "Description of the Convertible Notes--General."
  Interest Payment
   Dates................ June 15 and December 15, commencing June 15, 1994
  Ranking............... The Convertible Notes are general unsecured obligations of the Company and are subordinate in right of payment to
                         all present and future Senior Indebtedness (as defined).
                         The Convertible Notes effectively are subordinate to all
                         indebtedness and preferred stock of the Company's
                         subsidiaries. See "Description of the Convertible Notes--
                         Subordination."
  Conversion............ Each Convertible Note is convertible at the option of the holder at any time prior to maturity, unless previously
                         redeemed or repurchased, into shares of Common Stock, at
                         $7.75 per share, subject to adjustment under certain
                         circumstances. If the Convertible Notes are called for
                         redemption or subject to repurchase, the right to convert
                         such Convertible Notes will expire at the close of
                         business on the second business day immediately preceding
                         the specified redemption or repurchase date. See
                         "Description of the Convertible Notes--Conversion
                         Rights."
  Optional Redemption... The Convertible Notes are redeemable at the option of the
                         Company, in whole or in part, at any time on or after
                         December 15, 1998, at the redemption prices set forth
                         herein, plus accrued interest, if any, to the date of
                         redemption. See "Description of the Convertible Notes--
                         Optional Redemption by the Company."
  Change of Control..... In the event of a Change of Control, holders of the
                         Convertible Notes will have the right to require the
                         Company to offer to purchase all Convertible Notes then
                         outstanding at a purchase price equal to 101% of the
                         aggregate principal amount of the Convertible Notes, plus
                         accrued and unpaid interest, if any, to the date of
                         purchase. The Company's obligation to make such
                         repurchase is subject to its prior purchase of the Senior
                         Notes under similar circumstances. See "Description of
                         the Convertible Notes--Covenants--Repurchase of
                         Convertible Notes at the Option of the Holder Upon a
                         Change of Control."

  Certain Covenants.. The Convertible Notes Indenture generally does not contain covenants limiting the operations of the Company.
                      See "Description of the Convertible Notes--Covenants" and
                      "Description of the Convertible Notes--Limitation on
                      Merger, Sale or Consolidation."
  Listing............ The Company does not intend to list the Convertible Notes on any national securities exchange. The Company intends
                      to list the shares of Common Stock underlying the
                      Convertible Notes on the NYSE and the PSE.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)

                                       YEAR ENDED DECEMBER 31,
                          ----------------------------------------------------
                            1993     1992      1991        1990        1989
                          -------- -------- ----------  ----------  ----------
INCOME STATEMENT DATA:
Revenues................. $652,076 $511,568 $  422,232  $  512,695  $  724,075
Income (loss) from con-
 tinuing operations......   10,056    4,765    (12,903)    (11,954)    (90,091)
Income (loss) from con-
 tinuing operations per
 common share ........... $    .45 $    .22 $     (.62) $     (.63) $    (5.66)
Ratio of earnings to
 fixed charges(1)........     1.72     1.61        .53         .73         --
                                             DECEMBER 31,
                          ----------------------------------------------------
                            1993     1992      1991        1990        1989
                          -------- -------- ----------  ----------  ----------
BALANCE SHEET DATA:
Total assets............. $776,866 $858,944 $1,316,793  $1,477,146  $1,663,726
Total debt(2)............  345,676  325,835    350,776     411,291     515,179
Stockholders' equity.....  175,854  164,182    160,488     157,261     150,474

- --------
(1) In computing the ratio of earnings to fixed charges, fixed charges consist of home building and corporate interest expense plus (i) amortization and expensing of debt expenses; (ii) amortization of discount or premium relating to indebtedness; and (iii) capitalized interest. Earnings are computed by adding fixed charges (except capitalized interest) and amortization of previously capitalized interest to pretax earnings from continuing operations. In computing the ratio, interest expense incurred by the Company's mortgage lending and asset management segments is excluded. The ratio is not applicable for the year ended December 31, 1989 due to a net loss incurred in this year. Earnings for the years ended December 31, 1991, 1990 and 1989, respectively, were inadequate to cover fixed charges by $13,029,000, $10,159,000 and $118,004,000.
(2) Excludes CMO bond indebtedness.

                                  RISK FACTORS

  Prospective investors should carefully consider the following considerations in addition to the other information set forth in this Prospectus before making an investment in the Convertible Notes offered hereby.

LEVERAGE

  The home building industry is capital intensive. The Company finances a substantial portion of its land acquisition and residential construction activities through the incurrence by its subsidiaries of secured indebtedness and, as a result, the Company is highly leveraged. As of December 31, 1993, the Company's total indebtedness (excluding CMO bond indebtedness) was $345,676,000 and the Company's debt-to-equity ratio was approximately 1.97 to 1. In addition, agreements governing certain indebtedness that ranks senior to the Convertible Notes permit the Company to incur significant additional indebtedness. Although the Company expects to generate sufficient cash flow from operations to meet its debt service obligations, there can be no assurance that the Company will be able to satisfy its obligations to repurchase, under certain circumstances, all or a portion of the Convertible Notes. See "Description of the Convertible Notes." The ability of the Company to meet its obligations will depend upon the future performance of the Company and will be subject to financial, business and other factors affecting the business and operations of the Company, including general economic conditions.

HOLDING COMPANY ISSUER

  Most of the operations of the Company are conducted through, and most of the Company's assets are held by, its subsidiaries, and, therefore, the Company is dependent on the cash flow of its subsidiaries to meet its debt obligations, including its obligations under the Convertible Notes. Except to the extent the Company may itself be a creditor with recognized claims against its subsidiaries, all claims of creditors and holders of preferred stock of the subsidiaries will have priority with respect to the assets of such subsidiaries over the claims of creditors of the Company, including holders of the Convertible Notes. At December 31, 1993, the Company's subsidiaries had $190,503,000 aggregate principal amount of indebtedness and liquidation preference of preferred stock outstanding. Instruments governing certain indebtedness of the Company's subsidiaries contain restrictions on transfer of funds from such subsidiaries to the Company.

THE HOME BUILDING INDUSTRY

  The home building industry significantly is affected by changes in economic conditions, the supply of homes, changes in governmental regulation (including uncertainties involving the entitlement process in the improvement of undeveloped land), increases in real estate taxes, energy costs and costs of materials and labor, the availability and cost of suitable land, environmental factors, weather and the availability of financing at rates and on terms acceptable to home builders and home buyers. From 1992 through October 1993, home mortgage interest rates declined to their lowest levels in 25 years (an average of 6.7% on a 30-year fixed-rate mortgage). Subsequent to October 1993, 30-year fixed-rate mortgage interest rates had increased to 7.1% in January 1994. Increases in mortgage interest rates could have an adverse affect on the Company's home building and mortgage lending segments. Higher interest rates generally reduce (i) the demand for homes and home mortgages; and (ii) home mortgage refinancing activity.

  The housing industry is cyclical and significantly is affected by prevailing economic conditions. The Company's business and earnings are dependent in large part on its Colorado and Mid-Atlantic markets. The Colorado market was affected adversely beginning in 1986 through 1991 by weaknesses in the state economy as well as by weaknesses in the housing industry in this market. The Company experienced an increase in the number of new contracts for the purchase of homes in Colorado beginning in 1991 which has continued through December 31, 1993. There can be no assurance that the Company will be able to maintain or increase this level of new sales contracts or deliver an increasing number of homes in the future in its Colorado market. From late 1988 through 1990, the Company's Mid-Atlantic market was affected adversely by weaknesses in the housing industry in this market. The Company experienced an increase in the number of new contracts for the purchase of homes in its Mid-Atlantic market in 1991 which has continued through December 31, 1993, primarily due to (i) moderate growth in the region's economy; (ii) an increase in the total number of subdivisions in which the Company is operating; and
(iii) the reduction in mortgage interest rates which began in 1991. There can be no assurance that the Company will be able to maintain or increase this level of new sales contracts or deliver an increasing number of homes in the future in its Mid-Atlantic market.

  The adoption, in August 1989, of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 ("FIRREA"), as well as the national "credit crunch" that commenced in mid-1989, and the enactment in August 1991 of the Federal Deposit Insurance Corporation Improvements Act of 1991, affected adversely the ability of home builders to acquire and develop land into finished sites for homes. FIRREA, among other things, has reduced the amount of resources thrifts allocate to acquisition, development and construction loans, which has affected, and in the future may affect, adversely the Company's ability to acquire and develop new properties and develop its current land inventory into finished sites suitable for the construction of homes.

REGULATORY AND ENVIRONMENTAL FACTORS

  The Company is subject to continuing compliance with various federal, state and local statutes, ordinances, rules and regulations, including, among others, zoning and land use ordinances, building, plumbing and electrical codes, contractors' licensing laws and health and safety regulations and laws. Various localities in which the Company operates have imposed (or may in the future impose) fees on developers to fund, among other things, schools, road improvements and low and moderate income housing.

  From time to time, various municipalities in which the Company operates, particularly in California and Nevada, restrict or place moratoriums on the availability of water and sewer taps. Additionally, certain jurisdictions in which the Company operates (particularly in California) have proposed or enacted growth initiatives restricting the number of building permits available in any given year. Although no assurance can be given as to future conditions or future governmental action, in general, the Company believes that it has, or under existing agreements and regulations ultimately can obtain, an adequate number of water and sewer taps and building permits for its inventory of land and land held for development. The Company's general policy is to acquire finished building sites and land for development only in areas which have, or will have upon completion of development, the availability of building permits, access to utilities and other municipal service facilities necessary for anticipated development requirements. Generally, the zoning of land is suitable for its intended use when acquired.

  The home building operations of the Company also are affected by environmental considerations pertaining to, among other things, availability of water, municipal sewage treatment capacity, land use, hazardous waste disposal, naturally occurring radioactive materials, building materials, population density and preservation of the natural terrain and vegetation (collectively, "Environmental Laws"). The particular Environmental Laws which apply to any given home building project vary greatly according to the site's location, environmental conditions and present and former uses. These Environmental Laws may result in delays, may cause the Company to incur substantial compliance and other costs and may prohibit or severely restrict home building activity in certain environmentally-sensitive regions or areas.

COMPETITION

  The real estate industry is fragmented and highly competitive. In each of its markets, the Company competes with numerous home builders, subdivision developers and land development companies (a number of which build nationwide). Home builders not only compete for customers, but also for, among other things, desirable financing, raw materials and skilled labor. In a number of its markets, the Company competes with home builders that are substantially larger and have greater financial resources than the Company. Competition for home sales is based, among other factors, on price, style, financing provided to prospective purchasers, location, quality, warranty service and general reputation in the community.

  The mortgage industry is fragmented and highly competitive. In each of the areas in which it originates loans, HomeAmerican competes with numerous banks, thrifts and mortgage bankers, many of which are larger and have greater financial resources than HomeAmerican. Competition is based, among other factors, on pricing, loan terms and underwriting criteria.

AFFILIATED TRANSACTIONS

  The Company has entered into several transactions with affiliates, including Larry A. Mizel, the Company's Chairman of the Board of Directors and Chief Executive Officer, other members of the Board of Directors, and David D. Mandarich, Executive Vice President--Real Estate of the Company. Material transactions between the Company and its officers and directors are subject to review by the Company's Board of Directors. Such review includes a review of the fairness of the transaction or an independent appraisal.

THRIFT INVESTIGATIONS

  The Company understands that investigations are being conducted by Federal grand juries and other government agencies in various states with regard to the failures of a number of thrifts with which MDC had business transactions during the period 1983 through mid-1988. The Company and its affiliates have received and responded to subpoenas requesting documents and information in connection with certain investigations and may in the future receive additional inquiries or subpoenas. No indictments or charges have been brought against the Company or any of its officials by any grand jury investigating the failure of any savings and loan institutions. Although the Company believes there is no basis for the imposition of criminal or civil liability in connection therewith, were any indictment or charge to be brought against the Company, there could be a material adverse effect upon the Company's financial position and liquidity.

TAX MATTERS

  M.D.C. Holdings, Inc. and its wholly-owned subsidiaries file a consolidated federal income tax return (the "MDC Consolidated Return"). Richmond Homes, Inc. I ("Richmond Homes") and its subsidiaries filed (or will file) separate consolidated federal income tax returns (the "Richmond Homes Consolidated Returns") from its inception (December 28, 1989) through the date Richmond Homes was merged into a wholly-owned subsidiary of MDC (February 2, 1994).

  The Internal Revenue Service (the "IRS") has completed its examination of the MDC Consolidated Returns for the years 1984 through 1987 and has proposed certain adjustments to the taxable income reflected in such returns. A substantial portion of the proposed adjustments concern the characterization of $22,000,000 in gains on sales of property held for investment, which were reported as capital gains. Certain of the other proposed adjustments would shift the recognition of certain items of income and expense from one year to another ("Timing Adjustments"). To the extent taxable income is increased by proposed Timing Adjustments, taxable income may be reduced by a corresponding amount in other years, nevertheless the Company would incur an interest charge as a result of such adjustment. The Company currently is protesting many of these proposed adjustments through the IRS appeals process and believes that the amount of these adjustments will be reduced as a result. In the opinion of management, adequate provision has been made for the additional income taxes and interest which may arise as a result of the proposed adjustments.

  The IRS currently is examining the MDC Consolidated Returns for the years 1988 through 1990 and the Richmond Homes Consolidated Returns for the years 1989 and 1990. No reports have been issued by the IRS in connection with these examinations. In the opinion of management, adequate provision has been made for additional income taxes and interest which may result from these examinations.

ABSENCE OF PUBLIC MARKET; MARKET MAKING RESTRICTIONS

  At present, the Convertible Notes are owned by a small number of investors. There can be no assurance that an active public market for the Convertible Notes will develop. If a market for the Convertible Notes develops, such Notes may trade at a discount from their principal amount. The Company does not intend to list the Convertible Notes on a national securities exchange. Sellers of the Convertible Notes and market makers in the Convertible Notes, if any, may be subject to certain rules and regulations with respect to market making promulgated by the Securities and Exchange Commission under the Exchange Act; such rules and regulations may affect the ability to make a market in the Convertible Notes and this may restrict the salability of the Convertible Notes. The Company has been advised by FBR, the placement agent in the Private Placement, that FBR intends to make a market in the Convertible Notes offered hereby, but FBR is not obligated to do so and there can be no assurance that an active public market in the Convertible Notes will develop. The Common Stock is listed on the NYSE and the PSE. The Company intends to list the shares of Common Stock underlying the Convertible Notes on the NYSE and the PSE.

                      DESCRIPTION OF THE CONVERTIBLE NOTES

  The Convertible Notes were issued in the original principal amount of $28,000,000 pursuant to an Indenture, dated as of December 15, 1993 (the "Convertible Notes Indenture"), between the Company and First Bank National Association (the "Trustee"). A copy of the Convertible Notes Indenture (including the form of Convertible Notes) is filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summary does not purport to be a complete description of the Convertible Notes and is subject to the detailed provisions of, and is qualified in its entirety by reference to, all of the provisions of the Convertible Notes Indenture (including the form of Convertible Notes). Capitalized terms that are used but not otherwise defined herein have the meanings assigned to them in the Convertible Notes Indenture and those definitions are incorporated herein by reference.

GENERAL

  The Convertible Notes are general, unsecured, subordinated obligations of the Company, limited in aggregate principal amount to $50,000,000 (including the $28,000,000 of Convertible Notes offered by this Prospectus). The Convertible Notes were and will be issued only in fully registered form without coupons, in denominations of $1,000 and any integral multiple thereof.

  The Company intends to prepare and file with the Commission a proxy statement in order to seek approval from its stockholders to issue additional Convertible Notes or other convertible debt securities or equity securities. THERE CAN BE NO ASSURANCE THAT SUCH STOCKHOLDER APPROVAL WILL BE OBTAINED OR, IF OBTAINED, THAT SUCH ADDITIONAL CONVERTIBLE NOTES OR OTHER CONVERTIBLE DEBT SECURITIES OR EQUITY SECURITIES WILL BE ISSUED. In addition to being subject to stockholder approval, the proxy statement and the issuance of the additional Convertible Notes or other convertible debt securities or equity securities will be subject to legal considerations, market conditions at the time of any issuance, the exercise of the business judgment of the Board of Directors of the Company and to any necessary determination at the time of any issuance of additional Convertible Notes or other convertible debt securities or equity securities that such issuance would be fair to the stockholders of the Company.

  The Convertible Notes mature on December 15, 2005, and bear interest at 8 3/4% per annum from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semiannually on December 15 and June 15 of each year, commencing June 15, 1994, to the persons in whose names such Convertible Notes are registered at the close of business on the December 1 or June 1 preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal of, premium, if any, and interest on the Convertible Notes is payable, and the Convertible Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purposes. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Convertible Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of the Convertible Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Holders must surrender their Convertible Notes to a Paying Agent to collect principal payments. The Trustee is acting as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice. The corporate finance office of the Trustee is presently located at 180 East Fifth Street, Suite 200, St. Paul, Minnesota 55101, c/o Corporate Finance Department. First Bank National Association and certain of its affiliates are lenders to certain subsidiaries of the Company and is also trustee under the indenture governing the Senior Notes.

  The Convertible Notes Indenture does not restrict the Company's ability to operate its business, including its ability to incur indebtedness, pay dividends or make acquisitions or dispositions of property and assets.

  The Company intends to list the shares of Common Stock underlying the Convertible Notes on the NYSE and the PSE.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain defined terms contained in the Convertible Notes Indenture. Reference is made to the Convertible Notes Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

  "Affiliate" means, with respect to any specified Person, (i) any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such specified Person, or (ii) any officer, director, a Person acting with respect to such Person in a similar capacity, or controlling shareholder of such other Person. For purposes of this definition, the term "control" means (a) the power to direct the management and policies of a Person, either directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, or (b) without limiting the foregoing, the beneficial ownership of 10% or more of the voting power of the voting common equity of such Person (on a fully diluted basis). Notwithstanding the foregoing, the term "Affiliate" will not include, with respect to the Company or any Wholly Owned Subsidiary of the Company, any Wholly Owned Subsidiary of the Company and, with respect to Richmond Homes, any Wholly Owned Restricted Subsidiary of Richmond Homes.

  "Capital Stock" means, with respect to any Person, any capital stock of such Person and shares, interests, participations or other ownership interests (however designated) of any Person and any rights (other than debt securities convertible into corporate stock), warrants or options to purchase any of the foregoing, including (without limitation) each class of common stock and preferred stock of such Person if such Person is a corporation or membership interests if such Person is a limited liability company and each general and limited partnership interest of such Person if such Person is a partnership.

  "Capitalized Lease Obligation" means obligations under a lease that are required to be capitalized for financial reporting purposes in accordance with GAAP (including Statement of Financial Accounting Standards No. 13 of the Financial Accounting Standards Board), and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

  "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

  "Disqualified Capital Stock" means (i) with respect to any Person, any Capital Stock of such Person or its Subsidiaries that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased by such Person or its Subsidiaries, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due on or prior to the Stated Maturity and (ii) with respect to any Subsidiary of the Company that is not an Unrestricted Subsidiary, any Capital Stock (other than (a) Capital Stock owned by the Company or a Wholly Owned Subsidiary of the Company that is not an Unrestricted Subsidiary and (b) common stock with no preferences or privileges and with no redemption or repayment provisions); provided that any Capital Stock which would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a change of control of the Company occurring prior to the Stated Maturity of the Convertible Notes will not constitute Disqualified Capital Stock if the change of control provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the "Repurchase of Convertible Notes at the Option of the Holder Upon a Change of Control" covenant set forth in the Convertible Notes Indenture and such Capital Stock specifically provides that the Company will not repurchase or redeem (or be required to repurchase or redeem) any such Capital Stock pursuant to such provisions prior to the Company's repurchase of Convertible Notes pursuant to the "Repurchase of Convertible Notes at the Option of the Holder Upon a Change of Control" covenant set forth in the Convertible Notes Indenture.

  "Excluded Person" means any beneficial holder of 10% or more of any class of common stock of the Company outstanding immediately prior to the Issue Date.

  "GAAP" means generally accepted accounting principles as in effect in the United States applied on a basis consistent with that used in the preparation of the audited financial statements of the Company for the fiscal year ended December 31, 1993.

  "Indebtedness" means, with respect to any Person (without duplication), (i) all liabilities (other than trade payables and accrued expenses incurred in the ordinary course of business) of such Person (a) for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the balance deferred and unpaid of the purchase price of any property or services, (c) evidenced by bankers' acceptances or similar instruments issued or accepted by financial institutions or Interest Swap Obligations (other than those that fix or cap the interest rate on variable rate indebtedness or that fix the exchange rate in connection with indebtedness denominated in a foreign currency, and other than the purchase of hedging transactions in the ordinary course of business), or
(d) for the payment of money relating to a Capitalized Lease Obligation; (ii) reimbursement obligations of such Person with respect to letters of credit;
(iii) all liabilities of others of the kind described in the preceding clause
(i) or (ii) that such Person has guaranteed or that is otherwise its legal liability and all mandatory obligations (including at the option of the holder thereof) to purchase, redeem or acquire any Disqualified Capital Stock; and
(iv) all obligations of others secured by a Lien (other than a Permitted Lien) to which the property or assets (including, without limitation, leasehold interests and any other tangible or intangible property rights) of such Person are subject, whether or not the obligations secured thereby shall have been assumed by or shall otherwise be such Person's legal liability. The amount of Indebtedness of any Person at any date will be, in the case of clause (iv) (if the Indebtedness referred to therein is not assumed by such Person), the lesser of the (a) fair market value of all assets subject to the Lien securing the Indebtedness of others on the date that the Lien attaches or (b) amount of the Indebtedness secured.

  "Interest Swap Obligation" means any obligation of any Person pursuant to any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount; provided that the term "Interest Swap Obligation" shall also include interest rate exchange, collar, swap option, futures contract or other similar agreements providing interest rate protection.

  "Issue Date" means the date of first issuance of the Convertible Notes under the Convertible Notes Indenture.

  "Lien" means any mortgage, lien, pledge, charge, security interest, or other encumbrance of any kind, whether or not filed, recorded, or otherwise perfected under applicable law (including any conditional sale or other title retention agreement and any lease deemed to constitute a security interest and any option or other agreement to give any security interest).

  "Material Subsidiary" means "Material Subsidiary" as that term is defined in the Senior Notes Indenture.

  "Non-Recourse Indebtedness" means, with respect to any Person, Indebtedness (or portion thereof) of such Person for which the sole legal recourse for collection of principal, premium, and interest on such Indebtedness is against the specific property identified in the instruments evidencing or securing such Indebtedness, which property was acquired with the proceeds of such Indebtedness or such Indebtedness was Incurred within 180 days after the acquisition of such property, without any liability on the part of the Company or any Subsidiary of the Company that is not an Unrestricted Subsidiary for any deficiency with respect to principal, premium and interest.

  "Permitted Liens" means (i) Liens for taxes, assessments or governmental charges or claims that either (a) are not yet delinquent, (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, or (c) solely encumber property abandoned or in the process of being abandoned and with respect to which there is no recourse to the Company or any Subsidiary that is not an Unrestricted Subsidiary, (ii) statutory Liens of landlords and carriers', warehousemen's, mechanics', suppliers', materialmen's, repairmen's or other Liens imposed by law and arising in the ordinary course of business and with respect to amounts that, to the extent applicable, either (a) are not yet delinquent or (b) are being contested in good faith by appropriate proceedings and as to which appropriate reserves have been established or other provisions have been made in accordance with GAAP, (iii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, (iv) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory obligations, surety and appeal bonds, progress payments, government contracts, utility services and other obligations of like nature in each case incurred in the ordinary course of business of the Company and its Subsidiaries that are not Unrestricted Subsidiaries, (v) attachment or judgment Liens with respect to judgments or proceedings which, with the passage of time, would not constitute an Event of Default and which are being contested in good faith by appropriate proceedings, (vi) easements, rights-of-way, restrictions and other similar charges, encumbrances or burdens not materially interfering with the ordinary course of business of the Company and its Subsidiaries that are not Unrestricted Subsidiaries, (vii) leases or subleases granted to others not materially interfering with the ordinary course of business of the Company and its Subsidiaries that are not Unrestricted Subsidiaries, (viii) purchase money mortgages (including, without limitation, Capitalized Lease Obligations and purchase money security interests), (ix) Liens on assets securing Indebtedness which refinanced Indebtedness that was previously secured by such assets, (x) any interest in or title of a lessor to property subject to any Capitalized Lease Obligations incurred in compliance with the provisions of the Convertible Notes Indenture, (xi) Liens existing on the date of the Convertible Notes Indenture, including without limitation, Liens securing Indebtedness existing on the Issue Date, (xii) any option, contract or other agreement to sell or purchase an asset or participate in the income or revenue derived therefrom; (xiii) Liens securing Non-Recourse Indebtedness of the Company or a Subsidiary that is not an Unrestricted Subsidiary, (xiv) Liens on property or assets of any Subsidiary securing Indebtedness of such Subsidiary owing to the Company or one or more Wholly Owned Subsidiaries that are not Unrestricted Subsidiaries, (xv) Liens with respect to any asset which Lien existed at the time such asset was acquired by the Company or any of its Subsidiaries provided that such Liens only extend to assets that were subject to Liens prior to the acquisition of such asset by such Person, (xvi) any legal right of, or right granted in good faith to, a lender or lenders to which the Company or a Subsidiary that is not an Unrestricted Subsidiary may be indebted to offset against, or appropriate and apply to the payment of, such Indebtedness any and all balances, credits, deposits, accounts or monies of the Company or a Subsidiary that is not an Unrestricted Subsidiary with or held by such lender or lenders, (xvii) any pledge or deposit of cash or property by the Company or any Subsidiary that is not an Unrestricted Subsidiary in conjunction with obtaining surety and performance bonds and letters of credit required to engage in constructing on-site and off-site improvements or as otherwise required by political subdivisions or other governmental authorities in the ordinary course of business or secured indebtedness, (xviii) Liens in favor of the Trustee arising pursuant to the Convertible Notes Indenture, (xix)

Liens incurred in the ordinary course of business as security for the Company's or its Subsidiaries' that are not Unrestricted Subsidiaries obligations with respect to indemnification in favor of title insurance providers, (xx) letters of credit, bonds or other assets pledged to secure insurance in the ordinary course of business, (xxi) Liens on assets securing warehouse lines of credit and other credit facilities to finance the operations of the Company's mortgage lending Subsidiaries and Liens related to issuances of collateralized mortgage obligations and mortgage-related securities, and (xxii) Liens on property or assets of any Subsidiary of Richmond Homes securing Indebtedness of such Subsidiary owing to Richmond Homes or one or more of its Subsidiaries that is not an Unrestricted Subsidiary or Liens on property or assets of Richmond Homes securing Indebtedness of Richmond Homes to one or more Subsidiaries that are not Unrestricted Subsidiaries and (xxiii) any other Liens, provided that such Liens at any time do not attach to property with fair value, in the aggregate, in excess of $5 million.

  "Person" means any corporation, individual, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust, municipality or other entity.

  "Senior Notes" means the $190,000,000 principal amount of 11 1/8% Senior Notes due 2003 and 11 1/8% Series B Senior Notes due 2003, issued pursuant to the Senior Notes Indenture.

  "Senior Notes Indenture" means the Indenture, dated as of December 15, 1993, by and among the Company, the Guarantors and Pledgors named therein and First Bank National Association, as trustee, relating to the Senior Notes, a form of which is attached as Exhibit B, as the same shall be amended, modified and supplemented from time to time.

  "Stated Maturity," when used with respect to any Security, means December 15, 2005.

  "Subsidiary" of any Person means (i) any (A) corporation of which at least a majority of the aggregate voting power of all classes of Capital Stock is directly or indirectly beneficially owned by such Person, and (B) entity other than a corporation of which such Person directly or indirectly beneficially owns at least a majority of the Capital Stock, (ii) in the case of the Company, Richmond Homes and its Subsidiaries for so long as the Company is required to consolidate Richmond Homes and its Subsidiaries in its financial statements in accordance with GAAP, and (iii) any Person (other than political subdivisions or enterprises thereof or governmental agencies) required to be consolidated for financial accounting purposes in accordance with GAAP. To the extent Richmond Homes becomes, and for so long as Richmond Homes remains, a Wholly Owned Subsidiary of the Company, all references in the Convertible Notes Indenture to Wholly Owned Subsidiaries of the Company shall include Richmond Homes and its Wholly Owned Subsidiaries that are not Unrestricted Subsidiaries.

  "Unrestricted Subsidiary" means each of the Subsidiaries of the Company so designated by a resolution adopted by the Board of Directors of the Company as provided by and in compliance with the Senior Notes Indenture; provided that the term "Unrestricted Subsidiary" shall have no effect in the event the Senior Notes Indenture is no longer in effect.

  "Voting Stock" means Capital Stock of the Company having generally the right to vote in the election of the directors of the Company.

  "Wholly Owned Restricted Subsidiary" of any Person means (i) a Subsidiary (which, with respect to the Company, is a Restricted Subsidiary), of which 100% of the common equity (except for (x) directors' qualifying shares, (y) certain minority interests owned by other Persons solely due to local law requirements that there be more than one stockholder, but which interest is not in excess of what is required for such purpose and (z) shares required by law to be owned by an individual holding a real estate broker license as a condition to such Subsidiary being licensed as a real estate broker, but which interest is not in excess of what is required for such purpose) is owned directly by such Person or through one or more Wholly Owned Subsidiaries of such Person, or (ii) any entity other than a corporation in which such Person, directly or indirectly, owns all of the common equity of such entity.

SUBORDINATION

  The Convertible Notes are general, unsecured obligations of the Company subordinated in right of payment to all Senior Indebtedness (as defined) of the Company. As of December 31, 1993, $213,851,000 of Senior Indebtedness was outstanding and the Convertible Notes were effectively subordinated to $190,503,000 of indebtedness and preferred stock of the Company's subsidiaries. "Senior Indebtedness" is defined to mean: the principal of, interest on and any other amounts owing with respect to any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred, assumed, guaranteed by the Company (including, but not limited to, the Senior Notes), unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or the assumption or guarantee thereof expressly provides that such Indebtedness shall be pari passu or subordinate in right of payment to the Convertible Notes; provided, however, Senior Indebtedness shall not include (a) in the case of the obligation of the Company in respect of each Convertible Note, the obligation of the Company in respect of other Convertible Notes, (b) Indebtedness of the Company to a Subsidiary or an Affiliate of the Company, (c) Indebtedness to, or guaranteed on behalf of, any individual shareholder, director, officer or employee of the Company or of any Subsidiary of the Company (including, without limitation, amounts owed for compensation),
(d) Indebtedness represented by Capitalized Lease Obligations, (e) Indebtedness and other amounts incurred in connection with obtaining goods, materials or services, (f) Disqualified Capital Stock and (g) Indebtedness incurred in violation of the Convertible Notes Indenture.

  The Convertible Notes Indenture provides that no payment may be made by the Company on account of the principal of, premium, if any, or interest on the Convertible Notes, or to acquire any of the Convertible Notes (including repurchases of the Convertible Notes at the option of the Holder upon a Change of Control or otherwise) for cash or property, or on account of the redemption provisions of the Convertible Notes (i) upon the maturity of any Senior Indebtedness by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of and interest on such Senior Indebtedness and all other obligations in respect thereof are first paid in full, or such payment duly is provided for, or (ii) in the event of default in the payment of any principal of, premium, if any, or interest on, or any other amounts payable in respect of, any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

  Upon the happening of an event of default (any event that permits the holders of Senior Indebtedness or their representatives immediately to accelerate maturity with respect to any Senior Indebtedness other than a Payment Default), upon written notice of such event of default given to the Company and the Trustee by the holders of an aggregate of $10 million principal amount outstanding of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment may be made by the Company on account of the principal of or premium, if any, or interest on the Convertible Notes or to acquire or repurchase any of the Convertible Notes for cash or property, or on account of the redemption provisions of the Convertible Notes. Notwithstanding the foregoing, unless (a) the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (b) such declaration has not been rescinded or waived, the Company shall be required to pay all sums not paid to the Holders of the Convertible Notes during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the Convertible Notes. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days and (ii) no event of default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Indebtedness) shall be made the basis for the commencement of any other Payment Blockage Period.

  In the event that, notwithstanding the foregoing, any payment or distribution of assets of the Company whether in cash, property or securities shall be received by the Trustee or the Holders at a time when such payment or distribution is prohibited by the foregoing provisions, such payment or distribution shall be held in trust for the benefit of the holders of Senior Indebtedness of the Company, and shall be paid or delivered by the Trustee or such Holders, as the case may be, to the holders of Senior Indebtedness of the Company remaining unpaid or unprovided for or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness of the Company may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness of the Company held or represented by each, for application to the payment of all Senior Indebtedness of the Company remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

  Upon any distribution of assets of the Company upon any dissolution, winding up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors, (i) the holders of all Senior Indebtedness of the Company will first be entitled to receive payment in full (or have such payment duly provided for) before the Holders are entitled to receive any payment on account of the principal of, premium, if any, and interest on the Convertible Notes and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities to which the Holders or the Trustee on behalf of the Holders would be entitled, except for the subordination provisions contained in the Convertible Notes Indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of Senior Indebtedness of the Company or their representative to the extent necessary to make payment in full (or have such payment duly provided for) of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

  No provision contained in the Convertible Notes Indenture of the Convertible Notes affects the obligations of the Company, which is absolute and unconditional, to pay, when due, principal of, premium, if any, and interest on the Convertible Notes. The subordination provisions of the Convertible Notes Indenture and the Convertible Notes do not prevent the occurrence of any Default or Event of Default under the Convertible Notes Indenture or limit the rights of the Trustee or any Holder, subject to the two preceding previous paragraphs, to pursue any other rights or remedies with respect to the Convertible Notes.

  As a result of these subordination provisions, in the event of the liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding or an assignment for the benefit of the creditors of the Company or any of its subsidiaries or a marshalling of assets or liabilities of the Company and its subsidiaries, holders of the Convertible Notes may receive less than other creditors.

CONVERSION RIGHTS

  Holders of Convertible Notes are entitled at any time prior to the close of business on December 15, 2005, subject to prior redemption or repurchase, to convert such Convertible Notes or portion thereof (which are $1,000 or integral multiples thereof) into Common Stock of the Company, at $7.75 per share subject to adjustment as described below. The Company at any time may also lower the conversion rate, temporarily or otherwise, so long as such action does not cause Common Stock to be issued at less than its par value. The right to convert Convertible Notes called for redemption or subject to an offer to repurchase will terminate at the close of business on the second Business Day prior to the redemption or repurchase date, and will be lost if not exercised prior to that time unless the Company defaults in making the payments due upon redemption or repurchase.

  The conversion price is subject to adjustment upon the occurrence of certain events, including the issuance of Common Stock as a dividend or distribution on the Common Stock; subdivisions, combinations and certain reclassifications of Common Stock; the issuance to all holders of Common Stock of shares or certain rights or warrants to subscribe for shares of Common Stock at less than the then current market price per share (as determined in the manner set forth in the Convertible Notes Indenture relating to the Convertible Notes); and the distribution to all holders of Common Stock of any assets (other than cash dividends) or debt securities or any rights or warrants to purchase assets or debt securities.

  No adjustment in the conversion rate need be made unless such adjustment would require a change of at least 1% of the conversion rate then in effect; provided, however, that any adjustments that would otherwise be required to be made shall be carried forward and taken into account in any subsequent adjustment.

  If any Convertible Note is converted between the record date for the payment of interest and the next succeeding interest payment date, such Convertible Note must be accompanied by funds equal to the interest payable on such succeeding interest payment date on the principal amount so converted (unless such Convertible Note shall have been called for redemption, in which case no such payment shall be required). A Convertible Note converted on an interest payment date need not be accompanied by any payment, and the interest on the principal amount of the Convertible Note being converted will be paid on such interest payment date to the registered holder of such Convertible Note on the immediately preceding record date. Subject to the aforesaid right of the registered holder to receive interest, no payment or adjustment will be made on conversion for interest accrued on the converted Convertible Note or for dividends on the Common Stock issued on conversion. Fractional shares of Common Stock shall not be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon the market price of the Common Stock on the first Business Day prior to the day of conversion, as provided in the Convertible Notes Indenture.

OPTIONAL REDEMPTION BY THE COMPANY

  The Company does not have the right to redeem any Convertible Notes prior to December 15, 1998. On or after December 15, 1998, the Company has the right to redeem all or any part of the Convertible Notes in cash at the redemption prices (expressed as a percentage of the principal amount thereof), in each case including accrued and unpaid interest, if any, to the redemption date, for the periods set forth below:

                       IF REDEEMED DURING THE
                           12-MONTH PERIOD
                       BEGINNING DECEMBER 15,                   REDEMPTION PRICE
                       ----------------------                   ----------------
        1998..................................................        105%
        1999..................................................        104%
        2000..................................................        103%
        2001..................................................        102%
        2002..................................................        101%
        2003 and thereafter...................................        100%

  In the case of a partial redemption, the Trustee shall select the Convertible Notes or portions thereof for redemption on a pro rata basis, by lot or in such other manner it deems appropriate and fair. The Convertible Notes may be redeemed in part only in multiples of $1,000 of principal amount.

  The Convertible Notes do not have the benefit of any sinking fund.

  Notice of any redemption will be sent, by first class mail, at least 15 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Convertible Note to be redeemed to such Holder's last address as then shown upon the books of the Registrar. Any notice that relates to a Convertible Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date fixed for redemption, upon surrender of such Convertible Note, a new Convertible Note or Convertible Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date fixed for redemption, interest will cease to accrue on the Convertible Notes or portions thereof called for redemption.

COVENANTS

  The Convertible Notes Indenture contains, among others, the following covenants:

  Repurchase of Convertible Notes at the Option of the Holder Upon a Change of Control. In the event that a Change of Control (as defined below) has occurred, each Holder will have the right, at such Holder's option, subject to the terms and conditions of the Convertible Notes Indenture, to require the Company to repurchase all or any part of such Holder's Convertible Notes (provided that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on the date that is no later than 60 Business Days (unless later required by applicable law) after the occurrence of such Change of Control (the "Change of Control Payment Date"), at a cash price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any (the "Change of Control Purchase Price"), to the Change of Control Payment Date. The Company's obligation to make such repurchase is subject to its prior purchase of the Senior Notes under similar circumstances.

  The Company shall notify the Trustee within 10 Business Days after the Company knows or reasonably should know as a result of a public filing of the occurrence of each Change of Control. Within 20 Business Days after the Company knows or reasonably should know as a result of a public filing of the occurrence of each Change of Control, the Company will make an unconditional offer (a "Change of Control Offer") to all Holders of Convertible Notes to purchase all of the Convertible Notes at the Change of Control Purchase Price by sending written notice of a Change of Control Offer, by first class mail, to each Holder at its registered address, with a copy to the Trustee. The notice to Holders will contain all instructions and materials required by applicable law and will contain or make available to Holders other information material to such Holders' decision to tender Convertible Notes pursuant to the Change of Control Offer.

  On or before the Change of Control Payment Date, the Company will (i) accept for payment Convertible Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent U.S. Legal Tender sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Convertible Notes so tendered and (iii) deliver to the Trustee Convertible Notes so accepted together with an Officers' Certificate listing the Convertible Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to the Holders of Convertible Notes so accepted payment in an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee will promptly authenticate and mail or deliver to such Holders a new Convertible Note equal in principal amount to any unpurchased portion of the Convertible Note surrendered. Any Convertible Notes not so accepted will be promptly mailed or delivered by the Company to the Holder thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  "Change of Control" means (i) any sale, transfer or other conveyance (other than to the Company or a wholly owned Subsidiary), whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, to any "person" or "group" in one transaction or a series of related transactions, provided that a transaction where the holders of all classes of Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, 50% or more of the aggregate voting power of all classes of Voting Stock of such "person" or "group" immediately after such transaction will not be a Change of Control, or (ii) any "person" or "group," other than the Management Group (as defined below) is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power of the Voting Stock then outstanding. The "Management Group" shall consist of at least a majority of the executive officers of the Company as of the date of the Convertible Notes Indenture, members of their immediate families, certain trusts for their benefit, and legal representatives of, or heirs, beneficiaries or legatees receiving Common Stock (or securities convertible or exchangeable for Common Stock) under any such person's estate.

  The term "all or substantially all of the assets" is likely to be interpreted by reference to state law at the time applicable and will be dependent on the facts and circumstances existing at such time.

  For the purpose of this definition, (i) the terms "person" and "group" shall have the meanings used for purposes of Rules 13d-3 and 13d-5 of the Exchange Act, whether or not applicable; provided that no Excluded Person and no person or group controlled by Excluded Persons shall be deemed to be a "person" or "group" and (ii) the term "beneficial owner" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

  The Change of Control purchase feature of the Convertible Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. To the extent applicable and if required by law, the Company will comply with Section 14 of the Exchange Act and the provisions of Regulation 14E and any other tender offer rules under the Exchange Act and other securities laws, rules and regulations which may then be applicable to any offer by the Company to purchase the Convertible Notes at the option of Holders upon a Change of Control.

  Limitation on Transactions with Affiliates. The Convertible Notes Indenture provides that neither the Company nor any of its Subsidiaries may, make any loan, advance, guaranty or capital contribution to or for the benefit of, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or for the benefit of, or purchase or lease any property or assets from, or enter into or amend any contract, agreement or understanding with, or for the benefit of any Affiliate which transaction involves or has a value in excess of $250,000 (each an "Affiliate Transaction"), except transactions made in good faith, the terms of which are at least as favorable as the terms which could be obtained by the Company or such Subsidiary, as the case may be, in a comparable transaction made on an arm's length basis with Persons who are not Affiliates.

  Notwithstanding the foregoing, (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions with an aggregate value in excess of $1,000,000, such transaction must first be approved, by a majority of the independent directors of the Board of Directors of the Company pursuant to a Board Resolution, on terms which are at least as favorable as the terms which could be obtained on an arm's length basis with persons who are not Affiliates and (b) with respect to any Affiliate Transaction or related series of Affiliate Transactions with an aggregate value in excess of $10,000,000, the Company must first obtain a favorable written opinion from an independent financial advisor of national reputation as to the fairness from a financial point of view of such transaction to the Company or such Subsidiary, as the case may be.

  Notwithstanding the foregoing, Affiliate Transactions shall not include (i) transactions exclusively between or among the Company and its Wholly Owned Subsidiaries that are not Unrestricted Subsidiaries, (ii) transactions in which the sole participants are Wholly Owned Subsidiaries of the Company that are not Unrestricted Subsidiaries or transactions between the Company and its Wholly Owned Subsidiaries that are not Unrestricted Subsidiaries permitted by the provisions of the covenant under the caption "Limitation on Merger, Sale or Consolidation," (iii) any contract, agreement or understanding with, or for the benefit of, or planned for the benefit of, employees of the Company or any Subsidiaries (in their capacity as such) that has been approved by the Board of Directors, (iv) Capital Stock issuances to members of the Board of Directors, officers and employees of the Company or its Subsidiaries pursuant to plans approved by the stockholders of the Company or the respective Subsidiary, (v) home sales and readily marketable mortgage loans to employees, officers and directors of the Company and Subsidiaries in the ordinary course of business,
(vi) payment of regular fees and reimbursement of expenses to directors of the Company who are not employees of the Company and wages and other compensation to officers of the Company or any of its Restricted Subsidiaries, (vii) contractual arrangements in effect on the Issue Date and renewals and extensions thereof not involving modifications adverse to the Company or any Subsidiary of the Company that is not an Unrestricted Subsidiary, (viii) normal banking relationships with an Affiliate on an arm's length basis, or (ix) any item described by Section 4.10(c)(ii) of the Senior Notes Indenture.

  LIMITATION ON MERGER, SALE OR CONSOLIDATION. The Convertible Notes Indenture provides that the Company may not consolidate with or merge with or into another Person or, directly or indirectly, sell, lease or convey all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, unless (i) either (a) the Company is the continuing corporation or (b) the resulting, surviving or transferee entity is a corporation or partnership organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company under the Convertible Notes and the Convertible Notes Indenture; (ii) no Default or Event of Default shall exist or shall occur immediately before or after giving effect to such transaction; and (iii) immediately after giving effect to such transaction on a pro forma basis, the net worth of the surviving or transferee entity on a stand-alone basis is at least equal to the net worth of the Company immediately prior to such transaction. The provisions of clause (iii) above shall not apply to a transaction between the Company and its Wholly Owned Subsidiaries that are not Unrestricted Subsidiaries.

  Upon any consolidation or merger or any transfer of all or substantially all of the assets in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made, shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Convertible Notes Indenture with the same effect as if such successor corporation had been named therein as the Company.

EVENTS OF DEFAULT AND REMEDIES

  The Convertible Notes Indenture defines an Event of Default as (i) the failure by the Company to pay installments of interest on the Convertible Notes as and when the same become due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal or premium, if any, on the Convertible Notes when and as the same become due and payable at maturity, redemption, by acceleration or otherwise, including payment of the Change of Control Purchase Price, (iii) the failure by the Company to observe or perform any other covenant or agreement contained in the Convertible Notes or the Convertible Notes Indenture and, subject to certain exceptions, the continuance of such failure for a period of 45 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Convertible Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Material Subsidiaries, (v)(A) the acceleration of any Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries that are not Unrestricted Subsidiaries that has an outstanding principal amount of $5,000,000 or more in the aggregate to be immediately due and payable; provided that, in the event any such acceleration is withdrawn or otherwise rescinded within a period of ten business days after such acceleration by the holders of such Indebtedness, any Event of Default under this clause (v) will be deemed to be cured and any acceleration under the Convertible Notes Indenture will be deemed withdrawn or rescinded; and (B) the failure by the Company or any of its Subsidiaries that are not Unrestricted Subsidiaries to make any principal, premium, interest or other required payment in respect of Indebtedness (other than Non-Recourse Indebtedness) of the Company or any of its Subsidiaries that are not Unrestricted Subsidiaries with an outstanding aggregate principal amount of $5,000,000 or more (after giving effect to any applicable grace period set forth in the documents governing such Indebtedness); and (vi) one or more final judgments in an amount not covered by insurance or reserved for aggregating at least $5,000,000 at any one time rendered against the Company or any of its Subsidiaries that are not Unrestricted Subsidiaries and not bonded, satisfied or discharged for a period (during which execution shall not be effectively stayed) of (A) 45 days after the judgment (which, if there is more than one judgment, causes such judgments to exceed $5,000,000 in the aggregate) becomes final and such court shall not have ordered or approved, and the parties shall not have agreed upon, the payment of such judgment at a later date or dates or (B) 45 days after all or any part of such judgment is payable pursuant to any court order or agreement between the parties. The Convertible Notes Indenture provides that if a Default occurs and is continuing and if it is known to the Trustee, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default; provided that, except in the case of default in payment of principal of, premium, if any, or interest on the Convertible Notes, including a default in the payment of the Change of Control Purchase

Price as required by the Convertible Notes Indenture, the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of the Holders.

  If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company or its Material Subsidiaries), then in every such case, unless the principal of all of the Convertible Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Convertible Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, determined as set forth below, including in each case accrued interest thereon, or, as appropriate, the Change of Control Purchase Price (if due and unpaid) to be due and payable immediately. If an Event of Default specified in clause (iv) above, relating to the Company or any of its Material Subsidiaries occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Convertible Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of no less than a majority in aggregate principal amount of the Convertible Notes then outstanding generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Convertible Notes which have become due solely by such acceleration, have been cured or waived.

  Prior to the declaration of acceleration of the maturity of the Convertible Notes, the Holders of a majority in aggregate principal amount of the Convertible Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on any Convertible Note not yet cured, or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Convertible Note affected. Subject to the provisions of the Convertible Notes Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Convertible Notes Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Convertible Notes Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Convertible Notes at the time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

MODIFICATION OF THE CONVERTIBLE NOTES INDENTURE

  Except in certain circumstances, the Convertible Notes Indenture, and obligations of the Company and the rights of the holders of the Convertible Notes may be modified by the Company only with the consent of the holders of more than 50% in aggregate principal amount of the outstanding Convertible Notes; but no modifications of certain provisions of the Convertible Notes Indenture including any modification of the terms of payment of principal (or premium, if any) or interest or a modification adversely affecting the terms of conversion or reducing the percentage required for modification will be effective against any holder of Convertible Notes without such holder's consent.

DISCHARGE OF CONVERTIBLE NOTES INDENTURE

  The Company may terminate its obligations under the Convertible Notes Indenture when (i) either (A) all outstanding Convertible Notes have been delivered to the Trustee for cancellation or (B) all such Convertible Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Convertible Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the date of deposit or Stated Maturity or redemption; (ii) the Company has paid or caused to be paid all sums payable by the Company under the Convertible Notes Indenture; and
(iii) the Company has delivered an Officer's Certificate and an Opinion of Counsel relating to compliance with the conditions set forth in the Convertible Notes Indenture.

  The Company will be deemed to have paid and discharged the entire indebtedness on the Convertible Notes and the Convertible Notes Indenture shall cease to be of further effect as to all outstanding Convertible Notes (except as to (i) rights of registration of transfer, substitution and exchange of Convertible Notes and the Company's right of optional redemption, (ii) rights of Holders to receive payments of principal of, premium, if any, and interest on the Convertible Notes (but not the Change of Control Purchase Price of the Convertible Notes) and any other rights of the Holders with respect to such amounts, (iii) the rights, obligations and immunities of the Trustee under the Convertible Notes Indenture and (iv) certain other specified provisions in the Convertible Notes Indenture (the foregoing exceptions (i) through (iv) are collectively referred to as the "Reserved Rights")) after the irrevocable deposit by the Company with the Trustee, in trust for the benefit of the Holders, of (A) money in an amount, (B) U.S. Government Obligations which through the payment of interest and principal will provide, not later than one day before the due date of payment in respect of the Convertible Notes, money in an amount, or (C) a combination thereof, sufficient to pay and discharge the principal of and interest on the Convertible Notes then outstanding on the dates on which any such payments are due in accordance with the terms of the Convertible Notes Indenture and of the Convertible Notes. Defeasance may only be deemed to occur if certain conditions are satisfied, including, among other things, delivery by the Company to the Trustee of an opinion of outside counsel acceptable to the Trustee (who may be outside counsel to the Company). The Convertible Notes Indenture will not be discharged if, among other things, a default or an Event of Default shall have occurred and be continuing on the date of such deposit or shall occur on or before the 91st day (or one day after such greater period of time in which any such deposit of trust funds may remain subject to bankruptcy or insolvency laws) after the date of such deposit.

GOVERNING LAW

  The Convertible Notes Indenture and the Convertible Notes are governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law.

NO PERSONAL LIABILITY OF STOCKHOLDERS, OFFICERS, DIRECTORS

  No stockholder, employee, officer or director, as such, past, present or future of the Company or any Subsidiary or any successor corporation shall have any personal liability in respect of the obligations of the Company under the Convertible Notes Indenture, the Convertible Notes by reason of his or its status as such stockholder, employee, officer or director.

                          DESCRIPTION OF COMMON STOCK

  The Company has authorized 100,000,000 shares of common stock, $.01 par value (the "Common Stock").

COMMON STOCK

  At December 31, 1993, 18,250,000 shares of the Common Stock were issued and outstanding. Holders of shares of Common Stock are entitled to one vote for each share held of record on matters submitted to a vote of stockholders. Holders of shares of the Common Stock do not have cumulative voting rights in the election of directors to the Company's Board of Directors, which is divided into three classes, with members of each class serving a three-year term.

  A vote by the holders of a majority of shares of the Common Stock present at a meeting at which a quorum is present is necessary to take action, except for certain extraordinary matters which require the approval of the holders of 80% of the outstanding shares of voting stock. In addition, certain Business Combinations (as defined in the Company's Certificate of Incorporation, as amended (the "Certificate") but generally, a merger or consolidation of the Company with any holder (directly or indirectly) of more than 10% of the outstanding shares of voting stock of the Company (an "Interested Stockholder") or certain related parties; the sale or other disposition by the Company of any assets or securities to an Interested

Stockholder involving assets or securities having a value of $15,000,000 or more than 15% of the book value of the total assets or 15% of the stockholders' equity of the Company; the adoption of any plan or proposal for the liquidation or dissolution of the Company or for any amendment to the Company's Bylaws; or any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect of increasing an Interested Stockholder's proportionate ownership of the capital stock of the Company) involving the Company and an Interested Stockholder must be approved by the holders of 80% of the shares of outstanding voting stock, unless approved by a majority of Continuing Directors (as defined in the Certificate) or unless certain minimum price and procedural requirements are met. In the case of any Business Combination involving payments to holders of shares of the Common Stock, the fair market value per share of such payments would have to be at least equal to the highest value determined under the following alternatives:
(i) the highest price per share of the Common Stock paid by or on behalf of the Interested Stockholder during the two years prior to the public announcement of the proposed Business Combination (the "Announcement Date") or in the transaction in which it became an Interested Stockholder, whichever is higher; and (ii) the fair market value per share of the Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder, whichever is higher. "Fair market value" is defined in the Certificate to mean, in the case of exchange-listed or NASDAQ-quoted stock, the highest closing price or closing bid in the 30 days preceding the date in question, and, in the case of other property, the fair market value as determined by a majority of the Continuing Directors.

  Subject to the preferences applicable to any then outstanding shares of preferred stock of the Company, holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors of the Company from funds legally available therefor and are entitled, in the event of liquidation, to share ratably in all assets remaining after payment of liabilities. The shares of Common Stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. All issued and outstanding shares of Common Stock are validly issued, fully paid and nonassessable.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

  The following summary of United States Federal income tax consequences of ownership and disposition of the Convertible Notes to purchasers thereof pursuant to this offering is based on the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed treasury regulations and applicable judicial and administrative determinations, all of which are subject to change at any time by legislative, judicial, or administrative action, possibly with retroactive effect. This summary discusses only Convertible Notes held as capital assets within the meaning of the Code by holders who are the original purchasers of the Convertible Notes. The tax treatment of the holders of the Convertible Notes may vary depending upon their particular situations. Certain holders (including insurance companies, tax exempt organizations, financial institutions, broker-dealers, foreign entities and individuals who are not citizens or residents of the United States) may be subject to special rules not discussed below. EACH PURCHASER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES OF PURCHASING, HOLDING, CONVERTING AND DISPOSING OF CONVERTIBLE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND ANY RECENT CHANGES IN APPLICABLE TAX LAWS.

DISPOSITION OF A CONVERTIBLE NOTE OR COMMON STOCK

  In general, the holder of a Convertible Note or the Common Stock into which it was converted will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the Convertible Note or Common Stock measured by the difference between the amount of cash and the fair market value of property received (except to the extent the holder recognizes ordinary income attributable to the payment of accrued interest), and the holder's tax basis in the Convertible Note or Common Stock. The gain or loss on the sale or redemption of a Convertible Note or Common Stock will be long-term capital gain or loss, provided the Convertible Note or Common Stock was held as a capital asset and had been held for more than one year, except as discussed below under "Market Discount."

MARKET DISCOUNT

  The resale of a Convertible Note or Common Stock may be affected by the "market discount" provisions of the Code. For this purpose, the market discount on a Convertible Note will generally be equal to the amount, if any, by which the stated redemption price at maturity of the Convertible Note immediately after its acquisition exceeds the holder's tax basis in the note. Subject to a de minimis exception, these provisions generally require a holder of a Convertible Note acquired at a market discount to treat as ordinary income any gain recognized on the disposition of such Convertible Note to the extent of the "accrued market discount" on such Convertible Note at the time of disposition.

  In addition, any holder of Convertible Notes acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Convertible Notes until the Convertible Notes are disposed of in a taxable transaction.

  If a holder acquired the Convertible Notes at a market discount and receives Common Stock upon conversion of the Convertible Notes, the amount of accrued market discount with respect to the converted Convertible Notes through the date of the conversion will be treated, under regulations to be issued, as accrued market discount with respect to the Common Stock received. Therefore, in that case, gain recognized on a taxable sale of the Common Stock may result in ordinary income to the holder.

  The above rule will not apply if the holder elects to include accrued market discount in income currently.

CONVERSION OF CONVERTIBLE NOTES INTO COMMON STOCK

  Except as discussed above under "Market Discount," generally, no gain or loss will be recognized to a holder upon the conversion of a Convertible Note into Common Stock of the Company, except with respect to cash received in lieu of fractional shares. The holding period of the Common Stock received upon conversion of a Convertible Note will generally include the period during which the Convertible Note was held (provided the Convertible Note was held as a capital asset), and the holder's aggregate tax basis in such Common Stock will generally be equal to such holder's tax basis in the Convertible Note exchanged therefor (less the portion thereof allocable to any fractional share).

  A holder generally will recognize taxable gain or loss in connection with any cash received in lieu of a fractional share of Common Stock in an amount equal to the difference between the amount of cash received and the holder's tax basis in such fractional share. Such gain or loss will be long-term capital gain or loss if the Convertible Notes are capital assets in the hands of the holder and have been held for more than one year.

ADJUSTMENTS TO CONVERSION PRICE

  Adjustments in the conversion price of the Convertible Notes to reflect distributions to holders of Common Stock may in certain circumstances result in constructive distributions to holders of the Convertible Notes taxable as dividends for Federal income tax purposes.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN HOLDERS

 General

  The following discussion summarizes certain Federal income tax consequences generally applicable to the ownership and disposition of the Convertible Notes (or the Common Stock into which the Convertible Notes are converted) by a holder who is not a United States Person ("Non-U.S. Holder"). The term "United States Person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or any state thereof or an estate or trust, the income of which is subject to Federal income taxation regardless of its source.

 Interest

  Interest paid by the Company to a Non-U.S. Holder will not be subject to withholding of United States Federal income tax if such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder and (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of the Company and is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code and (ii) the beneficial owner, under penalty of perjury, certifies that the beneficial owner is not a United States person and provides the beneficial owner's name and address. For purpose of the preceding sentence, the holder of a Convertible Note would be deemed to own constructively the Common Stock into which it could be converted.

 Conversion

  A Non-U.S. Holder generally will not be subject to Federal income tax on the conversion of a Convertible Note into Common Stock, subject to the rules discussed above for interest. To the extent a Non-U.S. Holder receives cash received in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below for sale of the Convertible Notes or Common Stock. Common Stock treated as issued for accrued interest would be treated as interest under the rules described above for interest.

 Dividends

  Dividends paid on Common Stock to a Non-U.S. Holder generally will be subject to withholding of United States Federal income tax at the rate of 30% (unless reduced by an applicable treaty) unless the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the United States Federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, the branch profits tax). Non-U.S. Holders should consult any applicable income tax treaties, which may provide for a lower rate of withholding or other rules different from those described above. Under current regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country for the purpose of determining the applicable treaty rate, but regulations issued pursuant to certain treaties may require certain certification and proof of residence to be furnished to the Company or its paying agent in order to claim treaty benefits or otherwise claim a reduction of or exemption from withholding under the foregoing rules.

 Sale of Notes or Common Stock

  A Non-U.S. Holder generally will not be subject to United States Federal income tax on gain recognized from a sale or other disposition (including a redemption) of a Convertible Note (or the Common Stock into which a Convertible Note was converted) unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder,
(ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such holder is present in the United States for a period or periods aggregating 183 days or more during the calendar year and certain other circumstances are present, or (iii) the Non-U.S. Holder is subject to tax under the United States real property holding company rules discussed below.

  The Company expects to be treated as a United States real property holding company for United States Federal income tax purposes because of its ownership of substantial real estate assets in the United States. A Non-U.S. Holder who holds Common Stock and Convertible Notes with a fair market value, in the aggregate, of 5% or less of the fair market value of the outstanding Common Stock generally will not be subject to tax under the United States real property holding company rules. Nevertheless, unless an exemption is provided under an applicable treaty, a Non-U.S. Holder who, directly or indirectly, (i) holds, or has held at any time within five years of the sale or exchange described below, more than 5% of the Common Stock of the Company, or (ii) holds Convertible Notes with a fair market value, on the date of acquisition or thereafter as the result of a subsequent acquisition, of more than 5% of the fair market value of the outstanding Common Stock on such date will be subject to United States Federal income tax on any gain realized from the sale or exchange of Common Stock or Convertible Notes. It is also possible that a Non-U.S. Holder who, directly or indirectly, holds a combination of Common Stock and Convertible Notes with a fair market value, in the aggregate, of more than 5% of the fair market value of the outstanding Common Stock will be subject to these rules. Prospective investors are advised to consult their tax advisors regarding the specific rules governing United States real property holding companies.

 Federal Estate Tax

  Common Stock owned or treated as owned by an individual who is not a citizen or resident (as specifically defined for United States Federal estate tax purposes) of the United States at the date of death will be included in such individual's estate for United States Federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. If interest on the Convertible Notes is exempt from withholding of United States Federal income tax, the Convertible Notes will not be included in the estate of a deceased holder for United States Federal estate tax purposes.

INFORMATION REPORTING AND BACKUP WITHHOLDING

 Convertible Notes

  Under current United States Federal income tax law, payments of principal and interest made within the United States by the Company or its paying agent are subject to information reporting and possible "backup" withholding at a 31% rate. In the case of payments of interest to Non-U.S. Holders, temporary Treasury regulations provide that the 31% backup withholding and other reporting will not apply to such payments with respect to which either the requisite certification, as described above, has been received or an exemption has otherwise been established (provided that neither the Company nor its payment agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not in fact satisfied). Under temporary Treasury regulations, these information reporting and backup withholding requirements will apply, however, to the gross proceeds paid to a Non-U.S. Holder upon the disposition of the Convertible Notes by or through a United States office of a United States or foreign broker, unless the holder certifies to the broker under penalties of perjury as to its name, address, and status as a foreign person or the holder otherwise establishes an exemption. Information reporting requirements (but not backup withholding) will also apply to a payment of the proceeds of a disposition of the Convertible Notes by or through a foreign office of a United States broker, or foreign brokers with certain types of relationships to the United States. Neither information reporting nor backup withholding generally will apply to a payment of the proceeds of a disposition of the Convertible Notes by or through a foreign office of a foreign broker not subject to the preceding sentence. However, the IRS has indicated that it is studying the possible application of backup withholding in the case of foreign offices of such holders.

 Common Stock

  The Company must report annually to the IRS the total amount of Federal income taxes withheld from dividends paid to Non-U.S. Holders. In addition, the Company must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to and the tax withheld with respect to such holder. These information reporting requirements apply regardless of whether withholding was reduced by an applicable treaty.

  The 31% backup withholding tax generally will not apply to dividends paid to Non-U.S. Holders outside the United States that are subject to the 30% withholding discussed above or that are not so subject because a tax treaty applies that reduces or eliminates such withholding. In that regard, under temporary Treasury regulations, dividends payable at an address located outside of the United States to a foreign holder are not subject to the backup withholding rules. These backup withholding and information reporting requirements may apply to the gross proceeds paid by or through a broker to a Non-U.S. Holder upon the disposition of shares of Common Stock under the rules described above.

  Refunds or Credits. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or a credit against such holder's Federal income tax, provided that the required information is furnished to the Internal Revenue Service.

                            SELLING SECURITY HOLDERS

  The following table provides certain information with respect to the Convertible Notes held by each Selling Security Holder. Except as otherwise noted, none of the Selling Security Holders listed below has had a material relationship within the past three years with the Company or its subsidiaries, other than as a result of the ownership or placement of the Convertible Notes. Since the Selling Security Holders may sell all or some of their Convertible Notes, no estimate can be made of the aggregate amount of the Convertible Notes that are to be offered hereby or that will be owned by each Selling Security Holder upon completion of the offering to which this Prospectus relates.

  The Convertible Notes offered by this Prospectus may be offered from time to time by the Selling Security Holders named below:

                                                 AGGREGATE
                                                 AMOUNT OF
                                                CONVERTIBLE
                                                   NOTES
                                                BENEFICIALLY
                                                 OWNED AND
                                                   BEING
         NAME                                    REGISTERED
         ----                                    ------------
                 [TO BE COMPLETED BY AMENDMENT]

                              PLAN OF DISTRIBUTION

  The Company will receive none of the proceeds from this offering. The Convertible Notes may be sold from time to time to purchasers directly by any of the Selling Security Holders. Alternatively, the Selling Security Holders may from time to time offer the Convertible Notes through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Security Holders or the purchasers of Convertible Notes for whom they may act as agent. The Selling Security Holders and any underwriters, dealers or agents that participate in the distribution of Convertible Notes may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of Convertible Notes by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

  At the time a particular offering of Convertible Notes is made, a Prospectus Supplement, if required, will be distributed which will set forth the aggregate amount and type of Convertible Notes being offered and the terms of the offering, including the name or names of any underwriters, dealers or agent, any discounts, commissions and other terms constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. The Selling Security Holders may use brokers or dealers, including FBR, in connection with the sale of Convertible Notes contemplated by this Prospectus and such brokers or dealers may receive fees or commissions in connection therewith. The Convertible Notes may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices.

  To comply with the securities laws of certain jurisdictions, if applicable, the Convertible Notes will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Convertible Notes may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and is complied with.

  FBR has indicated to the Company that it intends to make a market in the Convertible Notes and may, from time to time, purchase from one or more of the Selling Security Holders a portion, and possibly a substantial portion, of the Convertible Notes, but FBR has no obligation to do so and may discontinue to make a market in the Convertible Notes at any time.

  Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of the Convertible Notes may not simultaneously engage in market-making activities with respect to such Convertible Notes during such distribution or for a period of nine business days prior to the commencement of such distribution. In addition to and without limiting the foregoing, each Selling Security Holder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation rules 10b-2, 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Convertible Notes by the Selling Security Holders. All of the foregoing may affect the marketability of the Convertible Notes and FBR's ability to engage in market-making activities with respect to the Convertible Notes.

  Pursuant to Registration Rights Agreements between the Company and each of the Selling Security Holders, the Company will pay the expenses incident to the offering and sale of the Convertible Notes to the public, other than commissions, concessions and discounts of underwriters, dealers or agents. In addition, the Selling Security Holders, and, if requested, any underwriter they may utilize, including FBR, will be indemnified by the Company against certain civil liabilities, including liabilities under the Securities Act.

  The Company has also agreed not to effect any public sale or distribution of any securities similar to the Convertible Notes, or any securities convertible into or exchangeable or exercisable for such securities, during the fifteen day period prior to, and during the thirty day period beginning on, the effective date of the Registration Statement of which this Prospectus forms a part. The Registration Rights Agreements contain similar restrictions on the Selling Security Holders if and to the extent such restrictions are requested by the Company in the case of a non-underwritten public offering or requested by the managing underwriter or underwriters in an underwritten public offering.

                                 LEGAL MATTERS

  Certain matters with respect to the legality and binding nature of the Convertible Notes and the Common Stock issuable upon conversion of the Convertible Notes have been passed upon for the Company by Brownstein Hyatt Farber & Strickland, P.C., Denver, Colorado.

                                    EXPERTS

  The financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in auditing and accounting.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMA-TION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PRO-SPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UN-DER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
Prospectus Summary.........................................................   3
Risk Factors...............................................................   7
Description of the Convertible Notes.......................................  10
Description of Common Stock................................................  22
Certain Federal Income Tax Consequences....................................  23
Selling Security Holders...................................................  27
Plan of Distribution.......................................................  27
Legal Matters..............................................................  28
Experts....................................................................  28

                               ----------------

 UNTIL           , 1994, ALL DEALERS EFFECTING TRANSACTIONS IN THE SECURITIES,
WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                  $28,000,000

                             M.D.C. HOLDINGS, INC.

                8 3/4% CONVERTIBLE SUBORDINATED NOTES DUE 2005


                               ----------------

                                  PROSPECTUS

                               ----------------


                                         , 1994


- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the costs and expenses payable in connection with the sale and distribution of the securities being registered. All amounts are estimated except the Commission registration fees. Unless otherwise indicated, all of the expenses below will be paid by the Company.

      ITEM
      ----
      Registration fee.................................................. $9,655
      NYSE and PSE listing fees.........................................    *
      Blue Sky fees and expenses........................................    *
      Printing and engraving expenses...................................    *
      Legal fees and expenses...........................................    *
      Accounting fees and expenses......................................    *
      Transfer Agent and Registrar fees.................................    *
      Miscellaneous.....................................................    *
                                                                         ------
          Total......................................................... $  *
                                                                         ======

- --------
*To be completed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The By-Laws and Certificate of Incorporation of the Company provides for indemnification of the officers and directors of the Company to the full extent permitted by applicable law. Section 145 of the Delaware General Corporation Law provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys's fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

  Additionally, the Certificate of Incorporation of the Company eliminates in certain circumstances the monetary liability of directors for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the respective corporation or its stockholders; (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for liability arising under Section 174 of the Delaware General Corporation Law (relating to the declaration of dividends and purchase or redemption of shares in violation of the Delaware General Corporation Law); or
(iv) for any transaction from which the director derived an improper personal benefit.

ITEM 16. EXHIBITS

  Exhibits

     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBITS
     -------                       -----------------------
      3.1(a) Form of Amendment to the Certificate of Incorporation of M.D.C.
             Holdings, Inc. (hereinafter sometimes referred to as "MDC", the
             "Company" or the "Registrant") regarding director liability, filed with the Delaware Secretary of State on July 1, 1987 (incorporated by reference to Exhibit 3.1(a) of the Company's Quarterly Report
             on Form 10-Q dated June 30, 1987).
      3.1(b) Form of Certificate of Incorporation of MDC, as amended
             (incorporated herein by reference to Exhibit 3.1(b) of the
             Company's Quarterly Report on Form 10-Q dated June 30, 1987).
      4.1    Form of Certificate for shares of the Company's common stock
             (incorporated herein by reference to Exhibit 4.1 of the Company's
             Registration Statement on Form S-3, Registration No. 33-426).
      4.2(a) Form of Indenture, dated as of June 15, 1984, between the Company and The Royal Bank and Trust Company, with respect to the
             Company's Subordinated Exchangeable Variable Rate Notes (the "1984
             RBTC Indenture") (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-2, Registration
             No. 2-90744).
      4.2(b) First Supplemental Indenture, dated as of June 20, 1985, to the
             1984 RBTC Indenture (incorporated herein by reference to Exhibit
             4.13(a) of the Company's Registration Statement on Form S-3,
             Registration No. 33-426).
      4.2(c) Form of the Company's Subordinated Exchangeable Variable Rate
             Notes (filed as Exhibits A and B to Exhibit 4.13 and incorporated herein by reference to Exhibit 4.3 of the Company's Registration
             Statement on Form S-2, Registration No. 2-90744).
      4.3    Note Purchase Agreement, dated as of December 13, 1985, among the
             Company, Yosemite Financial, Inc., a Colorado corporation and a wholly-owned subsidiary of the Company, and City Investing Company
             Liquidating Trust, including exhibits (incorporated herein by reference to Exhibit 4.26 of the Company's Registration Statement
             on Form S-2, Registration No. 33-2734).
      4.4(a) Form of Senior Notes Indenture, dated as of December 15, 1993, by and among the Company, the Guarantors and Pledgors named therein and First Bank National Association, a National Association, as
             Trustee, with respect to the Company's 11 1/8% Senior Notes due
             2003, including form of Senior Note (the "Senior Notes Indenture")
             (incorporated herein by reference to Exhibit 4.1 of the Company's
             Form 8-K dated January 11, 1994).
      4.4(b) First Supplemental Indenture, dated as of February 2, 1994, to the
             Senior Notes Indenture (incorporated herein by reference to
             Exhibit 4.4(b) to the Company's Annual Report on Form 10-K for the
             year ended December 31, 1993).
      4.5    Form of Convertible Notes Indenture, dated as of December 15,
             1993, by and between the Company and First Bank National
             Association, a National Association, as Trustee, with respect to the Company's 8 3/4% Convertible Subordinated Notes due 2005,
             including form of Convertible Note (incorporated herein by reference to Exhibit 4.2 of the Company's Form 8-K dated January
             11, 1994).

      4.6    Form of Senior Notes Registration Rights Agreement, dated as of
             December 28, 1993, by and among the Company, the Guarantors named therein and the Purchasers who are signatories thereto, with respect to the Company's Senior Notes (incorporated herein by reference to Exhibit 4.3 of the Company's Form 8-K dated January
             11, 1994).
      4.7    Form of Convertible Notes Registration Rights Agreement, dated as of December 28, 1993, by and between the Company and the
             Purchasers who are signatories thereto, with respect to the
             Company's Convertible Subordinated Notes (incorporated herein by reference to Exhibit 4.4 of the Company's Form 8-K dated January
             11, 1994).
      5      Opinion of Brownstein Hyatt Farber & Strickland, P.C.*
     12      Statement regarding the earnings to fixed charges of the Company.*
     23.1    Consent of Price Waterhouse
     23.2    Consent of Brownstein Hyatt Farber & Strickland, P.C.*
     24      Power of Attorney (incorporated in the signature page hereto)
     25      Statement of eligibility and qualification on Form T-1 of First
             Bank National Association, dated February 8, 1994.
     99      Agreement and Plan of Merger, dated February 2, 1994 between
             Richmond Acquisitions, Inc. and Richmond Homes (incorporated herein by reference to Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

- --------
*To be filed by amendment.

ITEM 17. UNDERTAKINGS

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DENVER, STATE OF COLORADO, ON FEBRUARY 11, 1994.

                                         M.D.C. Holdings, Inc.

                                         By: __________________________________
                                                    /s/ Larry A. Mizel
                                           Larry A. Mizel
                                           Chairman of the Board and Chief
                                           Executive Officer

                               POWER OF ATTORNEY

  KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned officers and directors of the Company, by virtue of his signature to this Registration Statement appearing below, hereby constitutes and appoints Spencer I. Browne and Paris G. Reece III, or any one of them, with full power of substitution, as attorneys-in-fact in his name, place and stead to execute any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, in the capacities set forth opposite his name and hereby ratifies all that said attorneys-in-fact may do by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


             SIGNATURE                       TITLE                 DATE

        /s/ Larry A. Mizel            Chairman of the         February 11, 1994
- ------------------------------------   Board and Chief
           Larry A. Mizel              Executive Officer

      /s/ Spencer I. Browne           President, Chief        February 11, 1994
- ------------------------------------   Operating Officer
          Spencer I. Brown             and Director

     /s/ Paris G. Reece III           Vice President,         February 11, 1994
- ------------------------------------   Secretary,
         Paris G. Reece III            Treasurer and
                                       Chief Financial
                                       Officer (principal
                                       financial and
                                       accounting
                                       officer)

             SIGNATURE                       TITLE                 DATE

      /s/ Gilbert Goldstein                 Director          February 11, 1994
- ------------------------------------
         Gilbert Goldstein

     /s/ William B. Kemper                  Director          February 11, 1994
- ------------------------------------
         William B. Kemper

      /s/ Steven J. Borick                  Director          February 11, 1994
- ------------------------------------
          Steven J. Borick

                                 EXHIBIT INDEX


     EXHIBIT
     NUMBER                        DESCRIPTION OF EXHIBITS
     -------                       -----------------------
      3.1(a) Form of Amendment to the Certificate of Incorporation of M.D.C.
             Holdings, Inc. (hereinafter sometimes referred to as "MDC", the
             "Company" or the "Registrant") regarding director liability, filed with the Delaware Secretary of State on July 1, 1987 (incorporated by reference to Exhibit 3.1(a) of the Company's Quarterly Report
             on Form 10-Q dated June 30, 1987).
      3.1(b) Form of Certificate of Incorporation of MDC, as amended
             (incorporated herein by reference to Exhibit 3.1(b) of the
             Company's Quarterly Report on Form 10-Q dated June 30, 1987).
      4.1    Form of Certificate for shares of the Company's common stock
             (incorporated herein by reference to Exhibit 4.1 of the Company's
             Registration Statement on Form S-3, Registration No. 33-426).
      4.2(a) Form of Indenture, dated as of June 15, 1984, between the Company and The Royal Bank and Trust Company, with respect to the
             Company's Subordinated Exchangeable Variable Rate Notes (the "1984
             RBTC Indenture") (incorporated herein by reference to Exhibit 4.3 of the Company's Registration Statement on Form S-2, Registration
             No. 2-90744).
      4.2(b) First Supplemental Indenture, dated as of June 20, 1985, to the
             1984 RBTC Indenture (incorporated herein by reference to Exhibit
             4.13(a) of the Company's Registration Statement on Form S-3,
             Registration No. 33-426).
      4.2(c) Form of the Company's Subordinated Exchangeable Variable Rate
             Notes (filed as Exhibits A and B to Exhibit 4.13 and incorporated herein by reference to Exhibit 4.3 of the Company's Registration
             Statement on Form S-2, Registration No. 2-90744).
      4.3    Note Purchase Agreement, dated as of December 13, 1985, among the
             Company, Yosemite Financial, Inc., a Colorado corporation and a wholly-owned subsidiary of the Company, and City Investing Company
             Liquidating Trust, including exhibits (incorporated herein by reference to Exhibit 4.26 of the Company's Registration Statement
             on Form S-2, Registration No. 33-2734).
      4.4(a) Form of Senior Notes Indenture, dated as of December 15, 1993, by and among the Company, the Guarantors and Pledgors named therein and First Bank National Association, a National Association, as
             Trustee, with respect to the Company's 11 1/8% Senior Notes due
             2003, including form of Senior Note (the "Senior Notes Indenture")
             (incorporated herein by reference to Exhibit 4.1 of the Company's
             Form 8-K dated January 11, 1994).
      4.4(b) First Supplemental Indenture, dated as of February 2, 1994, to the
             Senior Notes Indenture (incorporated herein by reference to
             Exhibit 4.4(b) to the Company's Annual Report on Form 10-K for the
             year ended December 31, 1993).
      4.5    Form of Convertible Notes Indenture, dated as of December 15,
             1993, by and between the Company and First Bank National
             Association, a National Association, as Trustee, with respect to the Company's 8 3/4% Convertible Subordinated Notes due 2005,
             including form of Convertible Note (incorporated herein by reference to Exhibit 4.2 of the Company's Form 8-K dated January
             11, 1994).

      4.6    Form of Senior Notes Registration Rights Agreement, dated as of
             December 28, 1993, by and among the Company, the Guarantors named therein and the Purchasers who are signatories thereto, with respect to the Company's Senior Notes (incorporated herein by reference to Exhibit 4.3 of the Company's Form 8-K dated January
             11, 1994).
      4.7    Form of Convertible Notes Registration Rights Agreement, dated as of December 28, 1993, by and between the Company and the
             Purchasers who are signatories thereto, with respect to the
             Company's Convertible Subordinated Notes (incorporated herein by reference to Exhibit 4.4 of the Company's Form 8-K dated January
             11, 1994).
      5      Opinion of Brownstein Hyatt Farber & Strickland, P.C.*
     12      Statement regarding the earnings to fixed charges of the Company.*
     23.1    Consent of Price Waterhouse
     23.2    Consent of Brownstein Hyatt Farber & Strickland, P.C.*
     24      Power of Attorney (incorporated in the signature page hereto)
     25      Statement of eligibility and qualification on Form T-1 of First
             Bank National Association, dated February 8, 1994.
     99      Agreement and Plan of Merger, dated February 2, 1994 between
             Richmond Acquisitions, Inc. and Richmond Homes (incorporated herein by reference to Exhibit 99 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993).

- --------
*To be filed by amendment.